UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2016

LIME ENERGY CO.

(Exact name of registrant as specified in charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Gateway Center, 4th Floor, 100 Mulberry Street, Newark, NJ 07102

(Address of principal executive offices)

(201) 416-2575
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events

On October 17, 2016, Lime Energy Co. (the “Company”) announced that the Securities and Exchange Commission (the “SEC”) has authorized the settlement between the Company and the SEC of the previously-disclosed SEC investigation commenced in 2012 into the Company’s revenue recognition practices and financial reporting from 2010 to 2012. In connection with the settlement process, the SEC filed today a complaint against the Company and four former officers in the U.S. District Court for the Southern District of New York.

Without admitting or denying the allegations in the SEC’s complaint, the Company consented to the entry of a final judgment pursuant to which it would pay a civil monetary penalty of $1 million, payable in 5 installments over the next 12 months, to settle the SEC’s claims against the Company. The settlement is subject to Court approval.

There will be no current period financial impact on the Company’s results, as an accrual for this amount was established and expensed in the second fiscal quarter of 2016, as disclosed in the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016.

“This settlement brings a close to a chapter that Lime Energy put behind us several years ago, a matter in which no current Lime Energy employees were involved” said Adam Procell, Lime Energy’s President and Chief Executive Officer. “While it recalls that unfortunate period of time more than 4 years ago, this settlement also causes us to reflect on all that we have accomplished since then, having built the nation’s leading provider of energy services to small and mid-sized businesses, now widely recognized for our integrity, innovation and commitment to serving our communities.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.

Dated: October 17, 2016	By:	/s/ Bruce D. Torkelson
Bruce D. Torkelson
Chief Financial Officer & Treasurer